UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

PHOENIX TECHNOLOGIES LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

On January 16, 2007, David Dury, the Chairman of the Board of Directors of Phoenix Technologies Ltd., sent the following letter to Admiral Advisors, LLC:

PHOENIX TECHNOLOGIES LTD. LETTERHEAD

January 16, 2007

Admiral Advisors, LLC

Attn:  Jeffery C. Smith,

Executive Managing Director

666 Third Avenue, 26th Floor
New York, NY 10017

Ladies and Gentlemen:

We appreciate your interest and belief in the long-term prospects of Phoenix Technologies.  We recognize that you have invested substantial time over the past year evaluating our Company, including recently spending time with our new management team and conducting significant due diligence to gain a deep understanding of our business and future plans.  It is clear that, from this work, you see the long-term value of Phoenix Technologies and of the new strategic plan that our Board of Directors has approved and the new management team has begun to implement.

As you know from these prior meetings and due diligence sessions with you, in 2006 (and prior to your initial letter to the Company) our Board of Directors began to construct and implement a comprehensive long-term plan to generate increased stockholder value.  Specifically, our Board has (1) recruited a new CEO and a new executive team; (2) materially reduced the Company’s total cost structure by almost 40%; (3) retained professional financial advisors to assist it in assessing strategic alternatives and analyzing the Company’s long-term value; and (4) adopted a strategic plan that emphasizes the Company’s leadership position in the core system software business.  We continue to review, refine and execute our plan and are optimistic about our prospects.  Your offer indicates that you too see the strong potential for Phoenix Technologies, given its market position, prospects, strategic plan and management strength.

As you know, our Board of Directors met in December 2006 and specifically rejected your December proposal that indicated a purchase price range of $5.25 to $5.35 per share.  Since then we have reiterated to you on several occasions our Board’s confidence in the Company’s potential to yield significantly more value to stockholders than your proposed offers, including your revised offer of $5.30 per share made verbally last week and the $5.25 per share offer made today.  With Woody Hobbs, our new CEO, and his team leading the way, we believe our stockholders are poised to recognize the benefits of our strategic plan, and do not believe that our status as a public company will hinder our ability to fully deliver on that plan.

It is the fiduciary responsibility of our Board of Directors to ensure that all stockholders are able to fully participate in the value that you see in our Company, rather than delivering that value to any single stockholder or group.  We welcome the enthusiasm that you share for the true potential value of Phoenix, and seek to permit all stockholders to fully share in that value.

Very truly yours,

PHOENIX TECHNOLOGIES LTD.

/s/ David Dury

David Dury

Chairman of the Board of Directors

In connection with its 2007 annual meeting of stockholders, Phoenix Technologies Ltd. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will file a notice of annual meeting and definitive proxy statement with the SEC. STOCKHOLDERS OF PHOENIX TECHNOLOGIES LTD. ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING, THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the preliminary proxy statement, the notice of annual meeting, the proxy statement and other documents when they become available, by contacting investor relations at investor_relations@phoenix.com, or by mail to Phoenix Corporation Investor Relations, c/o Sapphire Investor Relations LLC, 150 Broadway, Suite 808, New York, NY 10038, or by telephone at 1-212-766-1800. In addition, documents filed with the SEC by Phoenix Technologies Ltd. are available free of charge at the SEC’s website at www.sec.gov.

Phoenix Technologies Ltd. and its directors and certain of its employees may be deemed to be participants in the solicitation of proxies from the stockholders of Phoenix Technologies Ltd. in connection with its 2007 annual meeting of stockholders. Information regarding the special interests of these directors and employees in the proposed election of directors is included in Phoenix Technologies Ltd.’s preliminary proxy statement for its 2006 annual meeting, as it may be amended, which is available free of charge at the SEC’s website at www.sec.gov and from investor relations at Phoenix Technologies Ltd. as described above.